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The Reader's Digest Association, Inc.
Media: William Adler, (914) 244-7585  william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425  richard.clark@rd.com


               Reader's Digest Association Elects Lee Caudill and
                     John T. Reid to its Board of Directors

     PLEASANTVILLE, N.Y., August 12, 2005 - The Reader's Digest Association, Inc. (NYSE: RDA) today elected prominent U.S. marketer Lee Caudill and global business development expert Dr. John T. Reid to the company's Board of Directors. The appointments were made at the Board's regular summer meeting. Ms. Caudill, 56, is President of SeniorTrak Consulting, of San Francisco, a firm that she founded in 1991 to provide executive-level staffing and advise companies on marketing, operations and sales. Earlier, she was President of Liz Claiborne's Jewelry Division, and General Manager and Vice President of Avon Products Fashion & Gifts business unit. She also served as a management consultant for Cresap/Towers Perrin, where she was Vice President and Partner working with Fortune 1,000 corporations, and Cresap, McCormick & Paget, where she became the firm's first female partner. Ms. Caudill holds an M.B.A. from Wharton School of Business and a B.A. in psychology from The College of William and Mary. Before beginning her business career, she spent two years at Oxford University as a research psychologist studying cognitive theories of child development. Dr. Reid, 65, has enjoyed a distinguished career as senior corporate executive, strategic planner, economist and university professor. He currently serves on the Boards of Minerals Technologies Inc., Center for Global Development and Citizens' Committee for Children. He is Adjunct Professor, Managing Global Corporations, at Stern Business School, New York University. Dr. Reid retired from daily corporate life in 2000 after 18 years with Colgate Palmolive Company, where he served as Chief Technological Officer, responsible for Global Research & Development, Information Technology and the Manufacturing/Supply Chain. This followed initiation of Colgate's first strategic plan and subsequent leadership of subsidiaries in Greece, the United Kingdom and Australia / South Pacific. Earlier, he spent 13 years with Pfizer, where he provided strategic planning and was Assistant to the President, International, among other international operations assignments. He began his career as a business economist with W.R. Grace. He holds a D Phil in international marketing from Oxford University, where he was a Rhodes Scholar and played rugby for the university. His undergraduate degree was from the University of New Zealand, Massey College. He is a New Zealand citizen and a U.S. permanent resident. James E. Preston, a Board member and Chairman of the Nominating Committee, said of the appointments: "On behalf of the Board, I am delighted to welcome two strong thinkers who are capable of materially contributing to the growth and development of this company. It is rare to find executives with exemplary records of achievement in both strategic thinking and delivering bottom-line results, and yet today at Reader's Digest we are welcoming two such high achievers, for which we are most grateful." Ms. Caudill and Dr. Reid become the tenth and eleventh current members of the Board. They join the class of company directors that will stand for reelection at the November 18, 2005 Annual Meeting of Stockholders. Ms. Caudill will join the Board's Finance Committee and Dr. Reid will join the Audit Committee. The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Global revenues for the fiscal year ended June 30, 2005 were $2.4 billion. Corporate headquarters are located at Pleasantville, New York. The company's main Web site is at www.rd.com.

         This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.